FOR IMMEDIATE RELEASE

VAN BUREN, ARKANSAS April 17, 2008

USA Truck, Inc. (NASDAQ: USAK) today announced base revenue of $97.1 million for the first quarter ended March 31, 2008, an increase of 2.8% from $94.5 million for the same quarter of 2007. Net income decreased from $0.08 million for the quarter ended March 31, 2007 to a net loss of $1.9 million for the same quarter of 2008. Diluted earnings per share decreased from $0.01 for the quarter ended March 31, 2007 to a loss per share of $0.19 for the same quarter of 2008.

In comparing the financial results of the quarter ended March 31, 2008 to the comparable period of 2007, Clifton R. Beckham, President and CEO of the Company, made the following statement:

“This quarter was one of the most difficult operating environments that we have ever seen. It was characterized primarily by sluggish freight demand, industry-wide tractor overcapacity and rising fuel prices; all of which adversely impacted our earnings.

“The rapid rise in diesel fuel costs during the quarter negatively impacted earnings by $0.13 per share due to a 43.0% increase in our diesel fuel cost per gallon. Higher maintenance costs negatively impacted earnings by $0.06 per share as operations and maintenance expense increased 1.1 percentage points. We believe this increase in maintenance costs resulted primarily from an increase in the average age of our fleet and winter weather. These factors created the majority of our year-over-year decline in earnings.

“We were able to hold revenue per truck per week flat despite the challenging operating conditions thanks to a one percentage point improvement in empty miles. That improved empty mile factor is an early result of our renewed internal emphasis to improve the efficiency of our operations, a lack of which has eroded our operating margins to the point that we cannot maintain profitability in an environment as harsh as the first quarter’s.

“We reduced our average Company-owned tractor fleet by 2.1% and reduced our driver turnover by 12 percentage points, both of which helped us decrease driver recruiting and training costs. The reduction in Company-owned tractors was offset by a corresponding 230.4% increase in our average owner-operator fleet, and those 53 additional owner operators coupled with significant growth in revenue generated from services that typically do not involve the use of our equipment, positively impacted our wage, fuel and depreciation expense line items. However, the increase in owner operators resulted in a corresponding increase in purchased transportation expense.

“While cost discipline remains a priority, improving the efficiency of our operations is a key to generating consistently higher revenue per truck per week. We are implementing a number of new internal initiatives as well as refocusing our efforts on existing initiatives to boost the velocity of freight flowing through our network, to diversify our service offerings and to address the root causes of our high insurance and claims expenses. In conjunction with these initiatives, we are also making investments to improve the efficiency of our technological and human resources functions. Some of the results are as follows:

•	Base revenue in our freight brokerage service grew 86% to $3.2 million compared to the first quarter of 2007 (our goal is 100% year-over-year growth in 2008);
•	Base revenue in our rail intermodal service grew from zero to $0.3 million (our goal is $2.0 million for the full year 2008);
•	We redeployed 39 tractors from our General Freight operations into Dedicated Freight applications during the quarter (our goal is to redeploy 100 tractors by year-end 2008); and
•	We grew our owner operator fleet by 22 tractors since December 2007 to 80 (our goal is 120 by year-end 2008).

“We have taken steps to preserve cash during this downturn to protect a strong balance sheet that reflects $9.0 million in cash and a 41.0% total debt, less cash, to total capitalization ratio. We are comfortable with our current liquidity position and the positive cash flow that continues to be provided from operations.

“Our progress toward better operating margins has been limited by short-term demands posed by the first quarter’s difficult operating environment (such as the need to more closely manage cash flow, fuel consumption and maintenance costs). However, we are confident that we have identified a few key fundamental weaknesses in our business model, and we have manageable and focused efforts underway to correct them.”

The following table summarizes the earnings information of USA Truck, Inc. (“Company”) and sets forth the percentage relationship of certain items to base revenue for the three-month periods indicated:

(in thousands, except percentage data (1) and per share amounts)
	Three Months Ended March 31,
	2008		2007
Revenue:
Trucking revenue (2)	$93,641		$92,438
Strategic Capacity Solutions revenue (3)	3,508		2,035
Base revenue	97,149	100.0%	94,473	100.0%
Fuel surcharge revenue	30,089		17,978
Total revenue	127,238		112,451
Operating expenses and costs:
Salaries, wages and employee benefits	40,481	41.7	40,751	43.1
Fuel and fuel taxes (4)	46,678	18.0	33,249	16.5
Depreciation and amortization	12,248	12.5	11,889	12.6
Insurance and claims	7,512	7.8	7,327	7.8
Operations and maintenance	7,098	7.3	5,873	6.2
Purchased transportation (5)	7,840	7.2	3,770	3.7
Operating taxes and licenses	1,603	1.6	1,619	1.7
Communications and utilities	1,055	1.1	952	1.0
Gain on disposal of property and equipment, net	--	--	(371)	(0.4)
Other	4,132	4.3	5,303	5.6
Total operating expenses	128,647	101.5	110,362	97.8
Operating (loss) income	(1,409)	(1.5)	2,089	2.2
Other expenses (income):
Interest expense	1,196	1.2	1,151	1.2
Other, net	(27)	--	79	0.1
Total other expenses, net	1,169	1.2	1,230	1.3
(Loss) Income before income taxes	(2,578)	(2.7)	859	0.9
Income tax (benefit) expense	(632)	(0.7)	779	0.8
Net (loss) income	$(1,946)	(2.0)%	$80	0.1%
Per share information:
Average shares outstanding (Basic)	10,211		11,062
Basic (loss) earnings per share	$(0.19)		$0.01
Average shares outstanding (Diluted)	10,211		11,188
Diluted (loss) earnings per share	$(0.19)		$0.01

The following tables include key operating statistics for the three-month periods indicated:

	Trucking Operations Three Months Ended March 31,
	2008	2007
Total miles (in thousands) (6)	73,980	73,500
Empty mile factor	11.1%	12.1%
Average number of tractors (7)	2,558	2,558
Average miles per tractor per period	28,921	28,733
Average miles per tractor per week	2,225	2,235
Average miles per trip (8)	733	790
Base Trucking revenue per truck per week	$2,816	$2,811
Number of tractors at end of period (7)	2,566	2,577

(1)	Percentages are presented in relationship to base revenue.
(2)

Trucking revenue includes base revenue generated from our General Freight and Dedicated Freight divisions and trailer-on-flat-car intermodal service offerings. The results of our regional freight operations, which we previously reported as a separate division, are now included as part of the results of our General Freight division.

(3)

We previously referred to the operating division through which we conduct our freight brokerage operations as our “Strategic Capacity Solutions” division and the operating segment of which that division is a part as “USA Logistics”.  We now use “Strategic Capacity Solutions” to refer to that operating segment, which includes base revenue generated by two operating divisions, which we now refer to as Freight Brokerage and Third Party Logistics, as well as our container-on-flat-car intermodal service offerings.

(4)	Fuel and fuel taxes as a percentage of base revenue is calculated by subtracting Trucking related fuel surcharge revenue from fuel and fuel taxes expense and dividing that amount by base revenue.
(5)

Purchased transportation as a percentage of base revenue is calculated by subtracting Strategic Capacity Solutions related fuel surcharge revenue from purchased transportation expense and dividing that amount by base revenue.

(6)	Total miles include both loaded and empty miles.
(7)	Tractors include Company-operated tractors plus owner-operator tractors.
(8)	Average miles per trip is based upon loaded miles divided by the number of Trucking shipments.

Selected Balance Sheet and other financial information:
	(in thousands, except percentage data)
	March 31,	December 31,
	2008	2007
Total assets	$350,939	$332,938
Total equity	141,429	143,191
Total debt, including current maturities	113,386	96,162
Cash and cash equivalents	9,013	8,014
Total debt, less cash, to total capitalization ratio	41.0%	36.8%

	(in thousands)
	Three Months Ended March 31,
	2008	2007
Net cash provided by operating activities	$8,372	$12,581
Capital expenditures, net	25,482	6,635

This press release contains forward-looking statements and information that are based on our current beliefs and expectations and assumptions we have made based upon information currently available. Forward-looking statements include statements relating to our plans, strategies, objectives, expectations, intentions and adequacy of resources, and may be identified by words such as “will,” “could,” “should,” “may,” “believe,” “expect,” “intend,” “plan,” “schedule,” “estimate,” “project” and similar expressions. These statements are based on current expectations and are subject to uncertainty and change. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot assure you that such expectations will be realized. If one or more of the risks or uncertainties underlying such expectations materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. Among other things, we cannot assure you that we will be able to continue the recent positive trends identified in this press release such as the improvement in the empty mile factor or the improvement in driver turnover. Among the key factors that are not within our control and that have a direct bearing on operating results are increases in fuel prices, adverse weather conditions, increased regulatory burdens and the impact of increased rate competition. Our results have also been, and will continue to be, significantly affected by fluctuations in general economic conditions, as our tractor utilization is directly related to the business levels of our customers in a variety of industries. In addition, shortages of qualified drivers and intense or increased competition for drivers have adversely impacted our operating results and our ability to grow and will continue to do so. Results for any specific period could also be affected by various unforeseen events, such as unusual levels of equipment failure or vehicle accident claims. Additional risks associated with our operations are discussed in our SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2007, and our quarterly reports on Form 10-Q.

All forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by this cautionary statement.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this press release might not occur.

References to the “Company,” “we,” “us,” “our” and words of similar import refer to USA Truck, Inc. and its subsidiary.

USA Truck is a dry van truckload carrier transporting general commodities via our General and Dedicated Freight divisions and our trailer-on-flat-car intermodal service offerings. We transport commodities throughout the continental United States and into and out of portions of Canada. We also transport general commodities into and out of Mexico by allowing through-trailer service from our terminal in Laredo, Texas. Our Third Party Logistics and Freight Brokerage divisions and our container-on-flat-car intermodal service offerings provide customized transportation solutions using our technology and multiple modes of transportation including our assets and the assets of our partner carriers.

This press release and related information will be available to interested parties at our web site, http://www.usa-truck.com under the “Financial Data” tab of the “Investor Relations” page.

-- --

Contact: CLIFF BECKHAM, President and Chief Executive Officer - (479) 471-2633